Exhibit 23.1

Consent of Independent Auditors

We hereby consent to the use in this Registration Statement on Form F-4 of Global Fintech Holdings Ltd of our report dated January 11, 2019 relating to the financial statements of ParagonEX Limited, which appears in this Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLC

Douglas, Isle of Man

February 4, 2019